Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK NAMES TONY J. CIAMPITTI AS PRESIDENT,
ELECTRONIC INSTRUMENTS

BERWYN, PA, DECEMBER 1, 2016 – AMETEK, Inc. (NYSE: AME) today announced that Tony J. Ciampitti has been named President, Electronic Instruments, effective January 1, 2017. Mr. Ciampitti currently serves as Vice President and General Manager of AMETEK’s Power Systems and Instruments Division. Mr. Ciampitti will report to David A. Zapico, AMETEK’s Chief Executive Officer.

“I am pleased to announce Tony’s promotion to President, Electronic Instruments. He is a perfect fit for his new position, bringing with him an outstanding track record of success and extensive management experience,” comments Mr. Zapico. “Tony has done an excellent job leading our Power Systems and Instruments Division, impressively building the division through organic growth and acquisition. He is well prepared to take on the challenges of his new position.”

Mr. Ciampitti now has responsibility for AMETEK’s Materials Analysis and Ultra Precision Technologies Divisions within AMETEK’s Electronic Instruments Group. He has served as Vice President and General Manager of AMETEK Power Systems and Instruments Division since 2008. Prior to that, he was Division Vice President and Business Unit Manager for AMETEK’s Upstream Oil & Gas business, a position he assumed in 2005.

From 2000 to 2005, Mr. Ciampitti was part of the Power Instruments business, first as Director of Sales and Marketing and later as Business Manager. He joined AMETEK in 1997 as a Technical Support Engineer in its Process and Analytical Instruments Division and was named a Regional Sales Manager in 1998. Prior to joining AMETEK, he was a Nuclear Field Engineer with Berthold Systems, Inc.

Mr. Ciampitti holds a Bachelor of Science degree in Electrical Engineering from the Pennsylvania State University.

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AMETEK NAMES TONY J. CIAMPITTI AS PRESIDENT, ELECTRONIC INSTRUMENTS

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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